March 28, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the "Changes in and Disagreements with Accountants on Accounting and Financial Disclosures" section of SRA International, Inc.’s registration statement on Form S-4 dated March 30, 2012.

We agree with the statements made in “Change in Independent Registered Public Accounting Firm”. We have no basis on which to agree or disagree with the statements made in “Engagement of New Independent Registered Public Accounting Firm”.

Yours truly,

/s/ Deloitte & Touche LLP